As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIONBRIDGE TECHNOLOGIES, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	04-3398462
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 Winter Street

Waltham, MA 02451

(Address of Principal Executive Offices) (Zip Code)

1998 Stock Plan

(Full title of the plan)

Rory J. Cowan

Chief Executive Officer

Lionbridge Technologies, Inc.

1050 Winter Street

Waltham, MA 02451

(Name and Address of Agent for Service of Process)

(781) 434-6000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Margaret A. Shukur, Esq.

General Counsel

Lionbridge Technologies, Inc.

1050 Winter Street

Waltham, Massachusetts 02451

(781) 434-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock (par value $.01 per share)	2,000,000	$8.21	$16,420,000	$2,080.41

TOTAL:	2,000,000		$16,420,000	$2,080.41

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based upon the average of the high and low prices per share as reported on the Nasdaq National Market System on May 24, 2004

This registration statement registers additional securities of the same class as other securities for which Registration Statement No. 333-91179 on Form S-8 as filed with the Commission on November 18, 1999 is effective. Pursuant to General Instruction E, the contents of such Registration Statement is hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a) Registrant’s Annual Report on Form 10-K, for the year ended December 31, 2003, filed with the Commission pursuant to the Exchange Act on March 11, 2004.

(b) Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 7, 2004.

(c) Registrant’s Report on Form 8-K, filed with the Commission on May 11, 2004.

(c) The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed on August 4, 1999 pursuant to Section 12(g) of the Exchange Act, and incorporating by reference the information contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-81233).

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law and the Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated By-laws filed as Exhibits 3.2 and 3.4, respectively, to the Registrant’s Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference.

The underwriting agreement, dated August 20, 1999, by and between the Registrant and the underwriters listed therein provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of underwriting agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference.

The Registrant has in effect a directors’ and officers’ liability insurance policy.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Specimen Certificate for shares of the Registrant’s Common Stock (filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

4.2	Second Amended and Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

4.3	Amended and Restated By-laws of the Registrant (filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No.333-81233) and incorporated herein by reference).

4.4	1998 Stock Plan, as amended.

5	Opinion of Counsel.

23.1	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included as part of the signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham in the Commonwealth of Massachusetts, on this 27th day of May, 2004.

LIONBRIDGE TECHNOLOGIES, INC.

By:	/s/ RORY J. COWAN

Rory J. Cowan, Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Lionbridge Technologies, Inc., hereby severally constitute and appoint Rory J. Cowan, Margaret A. Shukur and Stephen J. Lifshatz, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Lionbridge Technologies, Inc., to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Rory J. Cowan Rory J. Cowan	Chief Executive Officer, President, Chairman of the Board, Principal Executive Officer)	May 27, 2004

/s/ Stephen J. Lifshatz Stephen J. Lifshatz	Senior Vice President, Chief Financial Officer, and Assistant Treasurer (Principal Financial and Accounting Officer)	May 27, 2004

/s/ Edward A. Blechschmidt Edward A. Blechschmidt	Director	May 27, 2004

/s/ Guy L. de Chazal Guy L. de Chazal	Director	May 27, 2004

/s/ Paul Kavanagh Paul Kavanagh	Director	May 27, 2004

/s/ Claude P. Sheer Claude P. Sheer	Director	May 27, 2004

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.2	Specimen Certificate for shares of the Registrant’s Common Stock (filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

4.2	Second Amended and Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-81233) and incorporated herein by reference).

4.3	Amended and Restated By-laws of the Registrant (filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No.333-81233) and incorporated herein by reference).

4.4	1998 Stock Plan, as amended.

5	Opinion of Counsel.

23.1	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney (included as part of the signature page of this Registration Statement).